Exhibit 5.1

November 23, 2010

Raptor Pharmaceutical Corp.
9 Commercial Blvd., Suite 200
Novato, California 94949

Ladies and Gentlemen:

We have acted as counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), and are furnishing this opinion of counsel in connection with the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (including the prospectus which is a part thereof, the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.  The Registration Statement covers the offer and sale by the Company (i) of up to 3,747,558 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) (the “Acquired Shares”), (ii) Series A Warrants to Purchase up to 1,873,779 shares of Common Stock (the “Series A Warrants”), (iii) Series B Warrants to Purchase up to 1,873,779 shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”), and (iii) up to 3,747,558 shares of Common Stock (the “Warrant Shares”), issuable upon exercise of the Warrants by the holders of such warrants (the “Investors”).  The Acquired Shares and the Warrants were issued by the Company to the Investors pursuant to that certain Securities Purchase Agreement, dated as of December 17, 2009, by and among the Company and the investors identified on the signature pages thereto (the “Purchase Agreement”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Company’s Certificate of Incorporation, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (ii) the Company’s Bylaws, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (iii) the forms of Warrants; (iv) the Registration Statement; (v) the Purchase Agreement; and (vi) that certain Placement Agent Agreement, dated as of December 17, 2009, between the Company and Ladenburg Thalmann & Co. Inc. (the “Placement Agreement”).

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion set forth herein.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that the officers and directors of the Company have properly exercised their fiduciary duties; and (viii) that the Acquired Shares were issued and paid for in accordance with the terms of the Purchase Agreement and Placement Agreement. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Acquired Shares, the Warrants and Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, (ii) the Acquired Shares were validly issued, fully paid and nonassessable, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the law of any jurisdiction other than the General Corporation Law of the State of Delaware (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof.  This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion letter is rendered solely to you as of the date hereof in connection with the registration of the Acquired Shares, the Warrants and the Warrant Shares under the Registration Statement. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/  Paul, Hastings, Janofsky & Walker, LLP